Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-260138

October 29, 2021

Delimobil Holding S.A.

Delimobil Holding S.A., or the Company, has filed a registration statement on Form F-1 (including a prospectus) (No. 333-260138) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you call Citigroup Global Markets Inc. at +1-800-831-9146. You may also access the Company’s most recent prospectus dated October 28, 2021, which is included in Amendment No. 3 to the Company’s registration statement on Form F-1, as filed with the SEC on October  28, 2021, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1872309/000119312521311443/d181580df1a.htm

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You are already a part of our history! Let’s enter a new stage together

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Become a partner among the first

It’s time for a change.

For those who remember the first 100 delimobiles in their city, for those who were waiting for our launch in each new region, for those who choose us every day, we have prepared a special opportunity.

Access to the IPO for Delimobil users is a unique chance to buy company shares (as represented by ADRs) without commission and at the IPO price.

And what’s more: when buying through the VTB My Investments app you will receive a 30% discount on all car sharing trips, access to our business class vehicles regardless of customer rating, and a dedicated customer support hotline.

Please, read the conditions of the promotion (link https://old.delimobil.ru/docs/bonuses-for-investors-through-vtb-my-investments-eng.pdf)

Follow the news and do not forget to turn on your notifications: we will write as soon as our shares (as represented by ADRs) become publicly available.

Until then, you can download the VTB My Investments app (link https://vtbinvest.onelink.me/mTGg/b53d921b?placementId=1800) and apply to by our shares (as represented by ADRs).

And here are the legal details. Please read the following carefully before investing in Delimobil Holding S.A.

Only our registered customers located and resident in the Russian Federation are eligible for this opportunity. Before you invest, you should read the prospectus included in a registration statement on Form F-1 (No. 333-260138), that we have filed with the Securities and Exchange Commission (SEC) to which this Free Writing Prospectus relates. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents we have filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you call Citigroup Global Markets Inc. at +1-800-831-9146. You may also access our most recent prospectus dated October 28, 2021, which is included in Amendment No. 3 to our registration statement on Form F-1, as filed with the SEC on October  28, 2021, by visiting EDGAR on the SEC website (https://www.sec.gov/Archives/edgar/data/1872309/000119312521311443/d181580df1a.htm). In Russian, information about Delimobil Holding S.A. is published at the following website: http://www.e-disclosure.ru/portal/company.aspx?id=38531

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